Exhibit 99.01
Eastman Announces Third Quarter 2023 Financial Results

KINGSPORT, Tenn., October 26, 2023 – Eastman Chemical Company (NYSE:EMN) announced its third quarter 2023 financial results.

•Generated greater than $500 million cash from operating activities in the third quarter, underpinned by decisive actions to reduce inventories
•Modest sequential improvement in volume/mix in several key end markets, including consumer durables and personal care, despite a persistently weak demand environment
•On track to achieve full-year cost reductions of more than $200 million, net of inflation
•Remain on track to produce material and realize revenue from the Kingsport methanolysis facility around end of year

(In millions, except per share amounts; unaudited)	3Q2023	3Q2022
Sales revenue	$2,267	$2,709
Earnings before interest and taxes ("EBIT")	256	324
Adjusted EBIT*	256	333
Earnings per diluted share	1.49	2.46
Adjusted earnings per diluted share*	1.47	2.05
Net cash provided by operating activities	514	256

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, 4B, and 6.

“Our third-quarter results reflect decisive steps we took to aggressively reduce inventories and prioritize strong cash generation,” said Mark Costa, Board Chair and CEO. “We delivered this strong cash flow against a backdrop of persistently weak demand and continued inventory destocking across several of our key end markets. We are encouraged to see modest improvements in demand across some markets, including consumer durables and personal care, but the pace of recovery has been slower than expected. We continue to focus on controllable actions, including maintaining cost discipline, defending the value of our products with resilient pricing, and managing working capital. These actions contribute to my confidence in the resiliency of our portfolio and sustainability of our strong cash flow going forward. We are also incredibly excited to be on track for producing material and realizing revenue from our Kingsport, Tennessee, methanolysis facility around the end of the year, further positioning Eastman as a leader in the circular economy.”

Corporate Results 3Q 2023 versus 3Q 2022

Sales revenue decreased 16 percent due to 11 percent lower sales volume/mix and 5 percent lower selling prices.

Sales volume/mix was lower across most product lines due to the continuation of weak primary demand and continued customer inventory destocking across several end markets, including consumer durables, building and construction, agriculture, and medical. Lower selling prices in Chemical Intermediates and Additives & Functional Products more than offset higher selling prices in Fibers.

EBIT decreased due to lower sales volume/mix, lower capacity utilization to drive cash generation, increased pension expense, as well as an unfavorable impact from foreign currency. These factors were partially offset by lower variable costs more than offsetting lower selling prices and benefits from cost reduction actions.

Segment Results 3Q 2023 versus 3Q 2022

Advanced Materials – Sales revenue was down 16 percent due to 17 percent lower sales volume/mix.

While specialty plastics end-market demand improved compared to second quarter 2023, sales volume/mix was 26 percent lower compared to third quarter 2022 as the business recovers from weak demand and aggressive customer inventory destocking, particularly in the consumer durables, medical, and consumables end markets.

EBIT decreased due to lower sales volume/mix, significantly lower capacity utilization to drive cash generation, and an unfavorable impact from foreign currency. These factors were partially offset by the continued flow through of lower variable costs.

Additives & Functional Products – Sales revenue decreased 26 percent primarily due to 18 percent lower sales volume/mix and 9 percent lower selling prices.

Sales volume/mix was lower across the segment due to weak demand, especially in the building and construction end market, as well as aggressive customer inventory destocking in the agriculture end market. Lower selling prices were primarily due to cost-pass-through contracts.

EBIT decreased due to lower sales volume/mix and lower capacity utilization to drive cash generation, partially offset by lower variable costs more than offsetting lower selling prices.

Fibers – Sales revenue increased 29 percent primarily due to 28 percent higher selling prices.

Substantially higher selling prices for acetate tow were due to an increase in industry capacity utilization and higher raw material, energy, and distribution prices throughout 2022.

EBIT increased due to recovery of margins as higher selling prices returned EBIT margins to acceptable performance levels.

Chemical Intermediates – Sales revenue decreased 21 percent due to 19 percent lower selling prices and 2 percent lower sales volume/mix.

Lower selling prices and sales volume/mix, particularly for olefins, were primarily due to weak end-market demand.

EBIT decreased due to lower sales volume/mix, lower capacity utilization, and lower spreads.

Cash Flow

In third quarter 2023, cash provided by operating activities was $514 million compared to $256 million in third quarter 2022. The strong increase compared to the prior year period was primarily driven by a substantial reduction of inventories. In third quarter 2023, the company returned $94 million to stockholders through dividends. See Table 5. Priorities for uses of available cash for 2023 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions, share repurchases to offset dilution, and net debt reduction.

2023 Outlook

Commenting on the outlook for full-year 2023, Costa said: “Despite the continued challenging global economic environment, we were able to deliver on our earnings and cash flow expectations for the third quarter. This performance was the result of disciplined pricing across the portfolio, strong results in the Fibers segment, and decisive actions to generate strong cash flow. We also remain on track to reduce our cost structure by a total of $200 million for the year, net of inflation. As we enter the fourth quarter, demand remains muted as customers are cautious in the current challenging environment. We are also expecting normal seasonality in key end markets, including building and construction, consumer durables, and performance films automotive applications. And we will continue our decisive actions to generate cash. Taking this together, we expect 2023 EPS to be between $6.30 and $6.50, and for 2023 operating cash flow to approach $1.4 billion.”

The full-year 2023 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans. Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on Oct. 27, 2023, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:30 p.m. ET on Oct. 26, 2023. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 945195. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, Oct. 27, 2023, through 11:59 p.m. Eastern Time, Nov. 6, 2023, Toll Free at +1 (866) 813-9403, passcode 971032.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2022 revenue of approximately $10.6 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 26, 2023

For Eastman Chemical Company Third Quarter 2023 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2023	2022	2023	2022
Sales	$2,267	$2,709	$7,003	$8,207
Cost of sales (1)(2)	1,783	2,168	5,406	6,446
Gross profit	484	541	1,597	1,761
Selling, general and administrative expenses	160	173	536	554
Research and development expenses	60	68	182	200
Asset impairments and restructuring charges, net	—	2	22	23
Other components of post-employment (benefit) cost, net	(2)	(30)	(8)	(95)
Other (income) charges, net	10	1	40	3
Net (gain) loss on divested business (3)	—	3	—	(7)
Earnings before interest and taxes	256	324	825	1,083
Net interest expense	57	43	163	134
Earnings before income taxes	199	281	662	949
Provision for (benefit from) income taxes	20	(20)	77	155
Net earnings	179	301	585	794
Less: Net earnings attributable to noncontrolling interest	1	—	1	2
Net earnings attributable to Eastman	$178	$301	$584	$792

Basic earnings per share attributable to Eastman	$1.50	$2.48	$4.92	$6.34
Diluted earnings per share attributable to Eastman	$1.49	$2.46	$4.89	$6.26

Shares (in millions) outstanding at end of period	118.6	120.0	118.6	120.0
Shares (in millions) used for earnings per share calculation
Basic	118.5	121.0	118.7	124.9
Diluted	119.0	122.3	119.5	126.4
(1)First nine months 2023 includes $8 million insurance proceeds, net of costs, and first nine months 2022 included $42 million costs, net of insurance proceeds, from the previously reported operational incident at the Kingsport site as a result of a steam line failure (the "steam line incident").
(2)First nine months 2023 includes $23 million accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.
(3)Third quarter and first nine months 2022 related to the sale of adhesives resins (including hydrocarbon resins, pure monomer resins, polyolefin polymers, rosins and dispersions, and oleochemical and fatty-acid based resins product lines).

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Sales by Segment
Advanced Materials	$746	$888	$2,227	$2,471
Additives & Functional Products (1)	670	906	2,194	2,719
Chemical Intermediates (1)	527	665	1,630	2,152
Fibers	323	250	949	705
Total Sales by Segment	2,266	2,709	7,000	8,047
Other (2)	1	—	3	160
Total Eastman Chemical Company	$2,267	$2,709	$7,003	$8,207
(1)Third quarter and first nine months 2022 sales revenue and earnings before interest and taxes ("EBIT") have been recast as a result of the Company's product moves during first quarter 2023.
(2)"Other" in first nine months 2022 includes sales revenue and EBIT from a previously divested business.

Second Quarter
(Dollars in millions, unaudited)	2023
Sales by Segment
Advanced Materials	$739
Additives & Functional Products	747
Chemical Intermediates	514
Fibers	323
Total Sales by Segment	2,323
Other	1
Total Eastman Chemical Company	$2,324

Table 2B – Sales Revenue Change

	Third Quarter 2023 Compared to Third Quarter 2022
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(16)%	(17)%	1%	—%
Additives & Functional Products	(26)%	(18)%	(9)%	1%
Chemical Intermediates	(21)%	(2)%	(19)%	—%
Fibers	29%	2%	28%	(1)%
Total Eastman Chemical Company (1)	(16)%	(11)%	(5)%	—%

	First Nine Months 2023 Compared to First Nine Months 2022
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect	Divested Business Effect
Advanced Materials	(10)%	(13)%	4%	(1)%	—%
Additives & Functional Products	(19)%	(15)%	(4)%	—%	—%
Chemical Intermediates	(24)%	(13)%	(11)%	—%	—%
Fibers	35%	2%	33%	—%	—%
Total Eastman Chemical Company (1)	(15)%	(12)%	—%	(1)%	(2)%
(1)Sales revenue in Other is included in Total Eastman Chemical Company.

	Third Quarter 2023 Compared to Second Quarter 2023
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	1%	2%	(1)%	—%
Additives & Functional Products	(10)%	(6)%	(4)%	—%
Chemical Intermediates	3%	10%	(7)%	—%
Fibers	—%	1%	(1)%	—%
Total Eastman Chemical Company	(2)%	1%	(3)%	—%

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Sales by Customer Location
United States and Canada	$966	$1,202	$3,031	$3,704
Europe, Middle East, and Africa	602	680	1,946	2,106
Asia Pacific	576	662	1,654	1,912
Latin America	123	165	372	485
Total Eastman Chemical Company	$2,267	$2,709	$7,003	$8,207

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)(2)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Advanced Materials
Earnings before interest and taxes	$93	$131	$278	$333
Asset impairments and restructuring charges, net	—	1	—	19
Excluding non-core item	93	132	278	352
Additives & Functional Products
Earnings before interest and taxes	105	143	369	470
Chemical Intermediates
Earnings before interest and taxes	6	68	87	322
Asset impairments and restructuring charges, net	—	1	—	3
Excluding non-core item	6	69	87	325
Fibers
Earnings before interest and taxes	109	21	280	82
Asset impairments and restructuring charges, net (3)	—	—	6	—
Accelerated depreciation (3)	—	—	23	—
Excluding non-core items	109	21	309	82
Other
Loss before interest and taxes	(57)	(39)	(189)	(124)
Mark-to-market pension and other postretirement benefit plans (gain), net	—	—	—	(3)
Asset impairments and restructuring charges, net (4)	—	—	16	1
Net steam line incident costs (insurance proceeds) (5)	—	—	(8)	42
Net (gain) loss on divested business and transaction costs	—	7	—	8
Environmental and other costs (6)	—	—	13	15
Excluding non-core and unusual items	(57)	(32)	(168)	(61)

Total Eastman Chemical Company
Earnings before interest and taxes	256	324	825	1,083
Mark-to-market pension and other postretirement benefit plans (gain), net	—	—	—	(3)
Asset impairments and restructuring charges, net	—	2	22	23
Net steam line incident costs (insurance proceeds)	—	—	(8)	42
Net (gain) loss on divested business and transaction costs	—	7	—	8
Accelerated depreciation	—	—	23	—
Environmental and other costs	—	—	13	15
Total earnings before interest and taxes excluding non-core and unusual items	$256	$333	$875	$1,168
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for third quarter 2022 for description of third quarter and first nine months 2022 non-core and unusual items.
(2)See Table 2A Note 1.
(3)Site closure costs and accelerated depreciation related to the closure of an acetate yarn manufacturing facility in Europe.
(4)Severance charges as part of fourth quarter 2022 cost reduction initiatives.
(5)See Table 1 Note 1.
(6)Environmental and other costs from previously divested or non-operational sites and product lines.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$256	$324	$825	$1,083
Costs of sales	—	—	15	42
Selling, general and administrative expenses	—	4	—	15
Asset impairments and restructuring charges, net	—	2	22	23
Other components of post-employment (benefit) cost, net	—	—	—	(3)
Other (income) charges, net	—	—	13	15
Net (gain) loss on divested business	—	3	—	(7)
Total earnings before interest and taxes excluding non-core and unusual items	$256	$333	$875	$1,168

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Second Quarter
(Dollars in millions, unaudited)	2023
Advanced Materials
Earnings before interest and taxes	$99
Additives & Functional Products
Earnings before interest and taxes	140
Chemical Intermediates
Earnings before interest and taxes	39
Fibers
Earnings before interest and taxes	106
Other
Loss before interest and taxes	(61)
Environmental and other costs	13
Excluding non-core and unusual items	(48)

Total Eastman Chemical Company
Earnings before interest and taxes	323
Environmental and other costs	13
Total earnings before interest and taxes excluding non-core and unusual items	$336

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$323
Other (income) charges, net	13
Total earnings before interest and taxes excluding non-core and unusual items	$336

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2023 for description of second quarter 2023 non-core and unusual items.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Third Quarter				First Nine Months
(Dollars in millions, unaudited)	2023		2022		2023		2022
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$93	12.5%	$132	14.9%	$278	12.5%	$352	14.2%
Additives & Functional Products (3)	105	15.7%	143	15.8%	369	16.8%	470	17.3%
Chemical Intermediates (3)	6	1.1%	69	10.4%	87	5.3%	325	15.1%
Fibers	109	33.7%	21	8.4%	309	32.6%	82	11.6%
Total segment EBIT excluding non-core and unusual items	313	13.8%	365	13.5%	1,043	14.9%	1,229	15.3%
Other	(57)		(32)		(168)		(61)
Total EBIT excluding non-core and unusual items	$256	11.3%	$333	12.3%	$875	12.5%	$1,168	14.2%

	Second Quarter
(Dollars in millions, unaudited)	2023
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$99	13.4%
Additives & Functional Products	140	18.7%
Chemical Intermediates	39	7.6%
Fibers	106	32.8%
Total segment EBIT excluding non-core and unusual items	384	16.5%
Other	(48)
Total EBIT excluding non-core and unusual items	$336	14.5%
(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.
(3)See Table 2A Note 1.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Third Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$256	$199	$20	10%	$178	$1.49
Non-Core and Unusual Items: (1)
Interim adjustment to tax provision (2)	—	—	3		(3)	(0.02)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$256	$199	$23	12%	$175	$1.47

	Third Quarter 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	(Benefit from) Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$324	$281	$(20)	(7)%	$301	$2.46
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	2	2	—		2	0.01
Net (gain) loss on divested business and transaction costs	7	7	28		(21)	(0.16)
Interim adjustment to tax provision (2)	—	—	32		(32)	(0.26)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$333	$290	$40	14%	$250	$2.05

(1)See Table 3A for description of third quarter 2023 and 2022 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for third quarter 2023 and 2022 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Nine Months 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$825	$662	$77	12%	$584	$4.89
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	22	22	4		18	0.14
Accelerated depreciation	23	23	3		20	0.17
Steam line incident costs (insurance proceeds), net	(8)	(8)	(2)		(6)	(0.05)
Environmental and other costs	13	13	4		9	0.08
Interim adjustment to tax provision (2)	—	—	17		(17)	(0.14)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$875	$712	$103	15%	$608	$5.09

	First Nine Months 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$1,083	$949	$155	16%	$792	$6.26
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	23	23	5		18	0.14
Net (gain) loss on divested business and transaction costs	8	8	(35)		43	0.35
Mark-to-market pension and other postretirement benefit plans (gain), net	(3)	(3)	—		(3)	(0.02)
Steam line incident costs (insurance proceeds), net	42	42	10		32	0.25
Environmental and other costs	15	15	4		11	0.09
Interim adjustment to tax provision (2)	—	—	16		(16)	(0.13)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$1,168	$1,034	$155	15%	$877	$6.94

(1)See Table 3A for description of first nine months 2023 and 2022 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first nine months 2023 and 2022 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Second Quarter 2023
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	(Benefit from) Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$323	$269	$(3)	(1)%	$272	$2.27
Non-Core and Unusual Items: (1)
Environmental and other costs	13	13	4		9	0.08
Adjustment from tax law changes (2)	—	—	23		(23)	(0.19)
Interim adjustment to tax provision (3)	—	—	20		(20)	(0.17)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$336	$282	$44	16%	$238	$1.99

(1)See Table 3A for description of second quarter 2023 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)Adjustment from tax law changes included a decrease to the provision due to state tax law changes that were enacted in second quarter 2023 that extend the carryforward period to utilize existing state credits.
(3)The adjusted provision for income taxes for second quarter 2023 was calculated applying the then forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Nine Months (1)
	2023	2022
Effective tax rate	12%	16%
Tax impact of current year non-core and unusual items (2)	1%	(1)%
Changes in tax contingencies and valuation allowances	1%	1%
Forecasted full year impact of expected tax events	1%	(1)%
Forecasted full year adjusted effective tax rate	15%	15%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 14.5 percent and 15.0 percent for first nine months 2023 and 2022, respectively.
(2)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5 – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2023	2022	2023	2022
Operating activities
Net earnings	$179	$301	$585	$794
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	120	117	380	360
Mark-to-market pension and other postretirement benefit plans (gain), net	—	—	—	(3)
Loss on sale of assets	—	—	—	15
Loss (gain) on divested business	—	3	—	(7)
(Benefit from) provision for deferred income taxes	(63)	27	(156)	(54)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	35	52	68	(111)
(Increase) decrease in inventories	220	(177)	147	(549)
Increase (decrease) in trade payables	(73)	8	(363)	187
Pension and other postretirement contributions (in excess of) less than expenses	(10)	(34)	(39)	(115)
Variable compensation payments (in excess of) less than expenses	24	15	73	(117)
Other items, net	82	(56)	227	118
Net cash provided by operating activities	514	256	922	518
Investing activities
Additions to properties and equipment	(236)	(161)	(649)	(408)
Proceeds from sale of businesses	22	—	38	998
Acquisition, net of cash acquired	2	—	(74)	(1)
Additions to capitalized software	—	(3)	(4)	(10)
Other items, net	30	6	9	19
Net cash (used in) provided by investing activities	(182)	(158)	(680)	598
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(204)	355	73	355
Proceeds from borrowings	—	—	796	500
Repayment of borrowings	—	(200)	(808)	(750)
Dividends paid to stockholders	(94)	(94)	(282)	(290)
Treasury stock purchases	—	(150)	(50)	(902)
Other items, net	(1)	1	(24)	(11)
Net cash used in financing activities	(299)	(88)	(295)	(1,098)
Effect of exchange rate changes on cash and cash equivalents	(4)	(5)	(1)	(16)
Net change in cash and cash equivalents	29	5	(54)	2
Cash and cash equivalents at beginning of period	410	456	493	459
Cash and cash equivalents at end of period	$439	$461	$439	$461

Table 6 – Total Borrowings to Net Debt Reconciliations

	September 30,	December 31,
(Dollars in millions, unaudited)	2023	2022
Total borrowings	$5,220	$5,151
Less: Cash and cash equivalents	439	493
Net debt (1)	$4,781	$4,658

(1)Includes non-cash decrease of $2 million and $85 million in 2023 and 2022, respectively, resulting from foreign currency exchange rates.